EXHIBIT 2.2

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  NOTWITHSTANDING THE FOREGOING, THIS NOTE MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

No. [               ]                                                                                                                                                                                                                                                                                                                                                                                                                                                                                               $[                ]
Date:  July 2, 2007

INTERNET COMMERCE CORPORATION
SENIOR SECURED CONVERTIBLE BRIDGE NOTE DUE

ON THE MATURITY DATE (AS DEFINED HEREIN)

THIS NOTE is one of a series of duly authorized and issued senior secured promissory notes of Internet Commerce Corporation, a Delaware corporation (the “Company”), designated as its Senior Secured Convertible Bridge Notes Due on the Maturity Date (as defined below), in the aggregate principal amount of $10,000,000 (collectively, the “Notes”), issued pursuant to a Securities Purchase Agreement dated July 2, 2007, by and among the Company and the Purchasers named therein (the “Purchase Agreement”).

FOR VALUE RECEIVED, the Company promises to pay to the order of [Holder] or its registered assigns (the “Holder”), the principal sum of [               ] Dollars $(               ), on the earliest to occur of (x) the consummation of the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 3, 2007 among the Company, Jets Acquisition Sub, Inc. and Easylink (the “Merger”), (y) the termination of the Merger Agreement pursuant to the terms thereof, and (z) September 1, 2007 (such earliest date, the “Maturity Date”), or such earlier date as the Notes are required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the then outstanding principal amount of this Note in accordance with the provisions hereof.  In addition, the Company shall pay to the order of the Holder interest on any principal or interest payable hereunder that is not paid in full when due, whether at the time of any stated interest payment date or maturity or by prepayment, acceleration or declaration or otherwise, for the period from and including the due date of such payment to but excluding the date the same is paid in full, at a rate of 18% per annum (but in no event in excess of the maximum rate permitted under applicable law).

Interest payable under this Note shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which interest is payable.

Payments of principal and interest shall be made in lawful money of the United States of America to the Holder at its address as provided in Section 12 or by wire transfer to such account specified from time to time by the Holder hereof for such purpose as provided in Section 12.

The Holder is entitled to the benefits of the Security Agreements and the Guaranty.

1.                                       Definitions.  In addition to the terms defined elsewhere in this Note, (a) capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement, and (b) the following terms have the meanings indicated:

“Bankruptcy Event” means any of the following events: (a) the Company or any Subsidiary commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Subsidiary thereof; (b) there is commenced against the Company or any Subsidiary any such case or proceeding that is not dismissed within 90 days after commencement; (c) the Company or any Subsidiary is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Subsidiary suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 90 days; (e) the Company or any Subsidiary makes a general assignment for the benefit of creditors; (f) the Company or any Subsidiary fails to pay, or states that it is unable to pay or is unable to pay, its debts generally as they become due; (g) the Company or any Subsidiary calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (h) the Company or any Subsidiary, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Change of Control” means the occurrence of any of the following in one or a series of related transactions: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as such term is used in Rule 13d-5(b)(1) under the Exchange Act) of more than 50% of the voting rights or equity interests in the Company; (ii) a replacement of more than 50% of the members of the Company’s board of directors that is not approved by those individuals who are members of the board of directors on the date hereof (or other directors approved by such individuals); (iii) a merger or consolidation of the Company or a sale of 50% or more of the assets of the Company or grant of an exclusive license with respect to the material assets of the Company or any of its Subsidiaries in one or a series of related transactions, unless following such transaction or series of transactions, the holders of the Company’s securities prior to the first such transaction continue to hold at least 50% of the voting rights and equity interests in the surviving entity or acquirer of such assets; (iv) a recapitalization, reorganization or other transaction involving the Company that constitutes or could result in a transfer of more than 50% of the voting rights or equity interests in the Company; (v)

consummation of a “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act with respect to the Company; or (vi) the execution by the Company or its controlling shareholders of an agreement providing for or that will result in any of the foregoing events; provided that the purchase of the Securities contemplated by the Purchase Agreement and the purchase of the Securities and the Approved Issuance contemplated by the May Agreement (each as defined therein), shall not constitute a Change of Control.

“Closing Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on an Eligible Market or any other national securities exchange, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) on the primary Eligible Market or exchange on which the Common Stock is then listed or quoted; (b) if prices for the Common Stock are then quoted on the OTC Bulletin Board, the closing bid price per share of the Common Stock for such date (or the nearest preceding date) so quoted; (c) if prices for the Common Stock are then reported in the “Pink Sheets” published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by a majority in interest of the Purchasers.

“Conversion Notice” means a written notice in the form attached hereto as Schedule 1.

“Equity Conditions” means, with respect to Common Stock issuable pursuant to the Underlying Securities, that each of the following conditions is satisfied: (i) the number of authorized but unissued and otherwise unreserved shares of Common Stock is sufficient for such issuance; (ii) the Common Stock is listed or quoted (and is not suspended from trading) on an Eligible Market and such shares of Common Stock are approved for listing upon issuance; (iii) such issuance would be permitted in full without violating the rules or regulations of any Trading Market; (iv) no Event of Default nor any event or circumstance that with the passage of time and without being cured would constitute an Event of Default has occurred and not been cured; (v) neither the Company nor any Subsidiary is in default or has breached any material obligation under any Transaction Document; (vi) no public announcement of a pending or proposed Change of Control transaction has occurred that has not been consummated; and (vii) the Company has confirmed to Holder that the Company has not provided Holder with what the Company believes could be deemed material, non-public information, except to the extent requested and received by the Holder pursuant to Section 4.15 of the Purchase Agreement.

“Event Equity Value” means the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value, provided that if the Company does not make such required payment (together with any other payments, expenses and liquidated damages then due and payable under the Transaction Documents) when due or, in the event the Company disputes in good faith the occurrence of the event pursuant to which such notice relates, does not instead deposit such required payment (together with such other payments, expenses and liquidated damages then due) in escrow with an independent third-party escrow agent within five Trading Days of the date such required payment is due, then the Event Equity Value shall be the greater of (a) the average of the Closing Prices for the five Trading Days preceding the date of delivery of the notice requiring payment of the Event Equity Value and (b) the average of the Closing Prices for the five Trading Days preceding the date on which such required payment (together with such other payments, expenses and liquidated damages) is paid in full.

“Interest Rate” has the meaning set forth in Section 2(a) herein.

“Majority Holders” means Holders of a majority of the outstanding principal amount of all Notes.

“Prime Rate” means the interest rate on the Interest Payment Date that is published by The Wall Street Journal as the prime lending rate; provided, if The Wall Street Journal ceases to publish an interest rate as the prime lending rate (or similar designation), the Prime Rate shall mean the prime lending rate established from time to time by Citibank, N.A. or its successor.

“Triggering Event” means any of the following events: (a) the Common Stock is not listed or quoted, or is suspended from trading, on an Eligible Market for a period of ten or more Trading Days (which need not be consecutive Trading Days) in any 12 month period; (b) the Company fails for any reason to deliver an instrument evidencing any Securities to a Purchaser within ten Trading Days after delivery of such certificate is required pursuant to any Transaction Document or the conversion rights of the Holders pursuant to any Transaction Document are otherwise suspended for any reason; (c) the Company fails to have available a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock available to issue the Common Stock underlying the Underlying Securities or fails to have full authority, including under all laws, rules and regulations of any Trading Market, to issue such Common Stock; (d) at any time after the Closing Date, any Common Stock issuable pursuant to the Transaction Documents is not listed on an Eligible Market; (e) the Company effects or publicly announces its intention to effect any exchange, recapitalization or other transaction that effectively requires or rewards physical delivery of certificates evidencing the Common Stock; (f) the Company or any Subsidiary fails to make any cash payment required under any Transaction Document to which it is a party and such failure is not cured within five days after notice of such default is first given to the Company by a Holder; (g) the Company or any Subsidiary defaults in the timely performance of any other material obligation under any Transaction Document to which it is a party and such default continues uncured for a period of 15 days after the date on which notice of such default is first given to the Company by a Holder (it being understood that no prior notice need be given in the case of a default that cannot reasonably be cured within fifteen days); (h) the Company or any Subsidiary breaches in any material respect any of its representations or warranties under any Transaction Document to which it is a party; or (i) any change, event or circumstance that has had or could reasonably be expected to result in a Material Adverse Effect.

2.                                       Principal and Interest.

(a)                                  The Company shall pay interest to the Holder on the then outstanding principal amount of this Note at a rate equal to the Prime Rate on the applicable Interest Payment Date (the “Interest Rate”).  Interest shall be payable quarterly in arrears in cash on each of March 31, June 30, September 30 and December 31 (except if such date is not a Business Day in which case such interest shall be payable on the next succeeding Business Day) (each, an “Interest Payment Date”).  The first Interest Payment Date shall be September 30, 2007.  During the pendancy of any Event of Default, the Interest Rate shall equal 18%.

(b)                                 The Company shall repurchase this Note from the Holder at a price equal to 100% of the outstanding principal balance of this Note, plus all accrued and unpaid interest thereon, in cash on the Maturity Date (except if such date is not a Business Day in which case such amount shall be payable on the next succeeding Business Day); provided; however; that if upon the Maturity Date, (i) the Merger has not been consummated, (ii) the Merger Agreement has been terminated, or (iii) the Company has indicated to the Holder or any Purchaser under the May Agreement that the Company does not intend to consummate the transactions contemplated thereby on the terms set forth therein, then in each case the Company shall repurchase this Note from the Holder at a price equal to 115% of the outstanding principal balance of this Note, plus all accrued and unpaid interest thereon; except that in the case of clause (ii) above, if the Merger Agreement is duly terminated by the Company due to (A) a breach of the Merger Agreement by Easylink or (B) the failure of Easylink to obtain the required shareholder approval contemplated by the Merger Agreement, and in each case there has not been a Superior Proposal (as defined in the Merger Agreement), then the repurchase price shall equal 100% of the outstanding principal balance of this Note, plus all accrued and unpaid interest thereon.

3.                                       Ranking and Covenants.

(a)                                  Except for Permitted Indebtedness (as defined in Section 4.8(a) of the Purchase Agreement) (i) no Indebtedness of the Company is senior to or on a parity with this Note in right of payment, whether with respect to interest, damages or upon liquidation or dissolution or otherwise, and (ii) the Company will not, and will not permit any Subsidiary to, directly or indirectly, enter into, create, incur, assume or suffer to exist any Indebtedness of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom.

(b)                                 So long as any Notes are outstanding, neither the Company nor any Subsidiary shall, directly or indirectly, redeem, purchase or otherwise acquire any capital stock or set aside any monies for such a redemption, purchase or other acquisition of its capital stock (other than pursuant to the definition of “Excluded Stock” under the May Agreement).

(c)                                  If, at any time while any Note is outstanding, the Company or any Subsidiary (i) issues or incurs any Indebtedness for borrowed money, including, without limitation, Indebtedness evidenced by notes, bonds, debentures or other similar instruments but excluding

Permitted Indebtedness and excluding in connection with the transactions contemplated by the May Agreement, the Company shall notify the Holder of such event and offer (which offer shall remain open for 10 Trading Days) to repurchase an amount of this Note from the Holder having an aggregate price (as determined below) equal to the lesser of (A) the aggregate amount of such Indebtedness, and (B) the aggregate amount required to repurchase this entire Note pursuant to this Section 3(c).  All Notes repurchased under this Section 3(c) shall be repurchased at a price equal to 125% of the outstanding principal amount of the Notes repurchased, plus all accrued but unpaid interest thereon through the date of payment; provided that, in the event the Equity Conditions are not satisfied on the date of such repurchase and, with respect to clause (ii) of the Equity Conditions, were not satisfied at all times during the 20 Trading Days immediately preceding and including such date, then, such Notes shall be repurchased at a price equal to the greater of (X) 125% of the outstanding principal amount of the Notes repurchased, plus all accrued but unpaid interest thereon through the date of payment and (Y) the Event Equity Value of the Common Stock underlying the Underlying Securities then issuable upon conversion of the Notes repurchased (without regard to any restrictions on conversion).

(d)                                 The Company covenants that it will at all times reserve and keep available out of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Common Stock as required hereunder, the amount of Common Stock which is then issuable and deliverable upon the conversion of (and otherwise in respect of) the Underlying Securities underlying each Note, free from preemptive rights or any other contingent purchase rights of Persons other than the Holder.  The Company covenants that all Common Stock so issuable and deliverable shall, upon issuance in accordance with the terms hereof, be duly and validly authorized and issued and fully paid and nonassessable.

(e)                                  The Company may not prepay, repurchase or redeem all or any portion of this Note except as specified herein.

4.                                       Registration of Notes.  The Company shall register the Notes upon records to be maintained by the Company for that purpose (the “Note Register”) in the name of each record holder thereof from time to time.  The Company may deem and treat the registered Holder of this Note as the absolute owner hereof for the purpose of any conversion hereof or any payment of interest or principal hereon, and for all other purposes, absent actual notice to the contrary.

5.                                       Registration of Transfers and Exchanges.  This Note and all rights hereunder are transferable in whole or in part upon the books of the Company by the Holder hereof; provided, however, that the transferee shall agree in writing to be bound by the terms and subject to the conditions of this Note and the Purchase Agreement.  The Company shall register the transfer of any portion of this Note in the Note Register upon surrender of this Note to the Company at its address for notice set forth herein.  Upon any such registration or transfer, a new Note, in substantially the form of this Note (any such new Note, a “New Note”), evidencing the portion of this Note so transferred shall be issued to the transferee and a New Note evidencing the remaining portion of this Note not so transferred, if any, shall be issued to the transferring Holder.  The acceptance of the New Note by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Note.  This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.  No service charge or other fee will be imposed in connection with any such registration of transfer or exchange.

6.                                       Conversion at the Option of the Holder.  Provided that the Holder notifies the Company no later than 5:30 p.m. on July 9, 2007 of its intention to convert this Note under this Section 6 (which the Holder may do in its sole and absolute discretion), this Note shall be converted in full by the Holder at the time specified by the Holder (but not later than the consummation of the Merger in accordance with the Merger Agreement and the consummation of the transactions contemplated to occur at the Closing (the “May Closing”) as defined in and in accordance with the May Agreement) (the “Conversion Date”), into additional Series A Notes and Series B Notes (subject to the modifications set forth in Section 4.17 of the Purchase Agreement) divided pro rata among Series A Notes and Series B Notes according to the proportion of Series A Notes and Series B Notes purchased or agreed to be purchased by the original Holder of this Note as a Purchaser under the May Agreement.  The amount of any Underlying Securities issuable upon any conversion hereunder shall equal the outstanding principal amount of this Note, plus the amount of any accrued but unpaid interest on this Note through the Conversion Date.  The Holder shall effect conversion under this Section 6 by delivering to the Company a Conversion Notice.

7.                                       Mechanics of Conversion; Restrictive Legends.

(a)                                  Upon conversion of this Note, the Company shall promptly (but in no event later than two Business Days after the Conversion Date) issue or cause to be issued and cause to be delivered to or upon the written order of the Holder and in such name or names as the Holder may designate an instrument for the Underlying Securities issuable upon such conversion.  The Holder, or any Person so designated by the Holder to receive Underlying Securities, shall be deemed to have become holder of record of such Underlying Securities as of the Conversion Date.

(b)                                 The Holder shall not be required to deliver the original Note in order to effect a conversion hereunder.  Execution and delivery of the Conversion Notice shall have the same effect as cancellation of the original Note; provided that the cancellation of the original Note shall not be deemed effective until instruments for such Underlying Securities are delivered to the Holder.

(c)                                  The Company’s obligations to issue and deliver Underlying Securities upon conversion of this Note in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Underlying Securities (other than such limitations contemplated by this Note).

(d)                                 If by the second Business Day after the Conversion Date the Company fails to deliver to the Holder such Underlying Securities in such amounts and in the manner required pursuant to Section 7(a), then the Holder will have the right to rescind such conversion.

(e)                                  If by the second Business Day after the Conversion Date the Company fails to deliver to the Holder such Underlying Securities in such amounts and in the manner required pursuant to Section 7(a), the Holder shall be entitled to treat this Note as, and this Note shall be deemed to be for all purposes, the physical representation of such Underlying Securities and the Holder shall be entitled to all of the rights of a holder of such Underlying Securities thereupon, including without limitation the right to convert such Underlying Securities into underlying Common Stock immediately thereunder.

Each instrument for Underlying Securities shall bear a restrictive legend to the extent required and as provided in the Purchase Agreement and any instrument issued at any time in exchange or substitution for any certificate bearing such legend shall also bear such legend unless, in the opinion of counsel for the holder thereof (which opinion shall be reasonably satisfactory to counsel for the Company), the securities represented thereby are not, at such time, required by law to bear such legend.

8.                                       Events of Default.

(a)                                  “Event of Default” means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)                                     any default in the payment (free of any claim of subordination) of principal, interest or liquidated damages in respect of any Notes, as and when the same becomes due and payable (whether on a date specified for the payment of interest or the date on which the obligations under the Note mature or by acceleration, redemption, prepayment or otherwise);

(ii)                                  the Company or any Subsidiary defaults in any of its covenants or other obligations in respect of (A) any Permitted Indebtedness or (B) any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of the Company or any Subsidiary in an amount exceeding $500,000, whether such Indebtedness now exists or is hereafter created, and any such default is not cured within the time permitted by such agreements; or any event or circumstance occurs that with notice or lapse of time would constitute such a default.

(iii)                               the Company or any Subsidiary is in default under any contract or agreement, financial or otherwise, between the Company or any Subsidiary, as applicable, and any other Person and such default involves claimed actual damages in excess of $2,500,000 or the other party thereto commences litigation or arbitration proceedings to exercise its rights and remedies under such contract or agreement as a consequence of such default and such default is not waived or cured within 90 days of the occurrence thereof;

(iv)                              there is entered against the Company or any Subsidiary (A) a final judgment or order or settlement for the payment of money in an aggregate amount exceeding $1,500,000, except to the extent such amounts have been paid to or on behalf of the Company or such Subsidiary by its respective insurer(s), or (B) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or any Subsidiary;

(v)                                 any provision of any Transaction Document, at any time after the date hereof, and for any reason other than as expressly permitted thereunder, ceases to be in full force and effect; or the Company or any Subsidiary contests in any manner the validity or enforceability of any Transaction Document or any provision thereof; or the Company or any Subsidiary denies that it has any or further liability or obligation under any Transaction Document, or purports to revoke, terminate or rescind any Transaction Documents;

(vi)                              any Security Agreement ceases to give the Agent (as defined in the Security Agreements) the primary benefits thereof, including a perfected, enforceable first priority security interest in, and Lien on, all of the Collateral (as defined therein);

(vii)                           the occurrence of a Triggering Event; or

(viii)                        the occurrence of a Bankruptcy Event.

At any time or times following the occurrence of an Event of Default, the Holder shall have the option to elect, by notice to the Company (an “Event Notice”), to require the Company to repurchase all or any portion of (i) the outstanding principal amount of this Note, at a purchase price equal to 125% of the outstanding principal amount of the Notes repurchased, plus all accrued but unpaid interest thereon through the date of payment; provided that if the Equity Conditions are not satisfied on the date of such repurchase and, with respect to clause (ii) of the Equity Conditions, for the 20 Trading Days immediately preceding such date, such Notes shall be repurchased at a price equal to the greater of the price set forth in the foregoing clause and the Event Equity Value of the Common Stock underlying the Underlying Securities then issuable upon conversion of the Notes repurchased (without regard to any restrictions on conversion) and (ii) any Common Stock underlying any Underlying Securities issued to the Holder upon conversion of Notes and then owned by the Holder, at a price per share equal to the Event Equity Value of such issuable and issued Common Stock.  The aggregate amount payable pursuant to the preceding sentence is referred to as the “Event Price.”  The Company shall pay the Event Price to the Holder no later than the fifth Trading Day following the date of delivery of the Event Notice, and upon receipt thereof the Holder shall deliver this Note and certificates evidencing any Underlying Shares so repurchased to the Company (to the extent such certificates have been delivered to the Holder).  The Company’s obligation to pay the Event Price shall be unconditional and unaffected by any subsequent event (including without limitation any cure of any Event of Default).

(b)                                 Upon the occurrence of any Bankruptcy Event, all amounts pursuant to Section 8(a) shall immediately become due and payable in full in cash, without any further action by the Holder.

(c)                                  In connection with any Event of Default, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Any such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder. No such rescission or annulment shall affect any subsequent Event of Default or impair any right incidental thereto.

9.                                       Charges, Taxes and Expenses.  Issuance of certificates for Underlying Shares upon conversion of (or otherwise in respect of) this Note shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer agent fee or other incidental tax or expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Underlying Shares or Notes in a name other than that of the Holder.  The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Note or receiving Underlying Shares in respect hereof.

10.                                 Fundamental Changes.

(a)                                  Fundamental Changes.  If, at any time while this Note is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or more transactions, or (iii) there is a Change of Control (each case in clauses (i) through (iii) above, a “Fundamental Change”), then upon any subsequent conversion of this Note, the Holder shall have the right to receive, for the Underlying Securities that would have been issuable upon such conversion absent such Fundamental Change, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Change if it had been, immediately prior to such Fundamental Change, the holder of such Underlying Securities (the “Alternate Consideration”).  If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Change, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Change.  In the event of a Fundamental Change, the Company or the successor or purchasing Person, as the case may be, shall execute with the Holder a written agreement providing that:

(x)                                   this Note shall thereafter entitle the Holder to purchase the Alternate Consideration;

(y)                                 in the case of any such successor or purchasing Person, upon such consolidation, merger, statutory exchange, combination, sale or conveyance such successor or purchasing Person shall be jointly and severally liable with the Company for the performance of all of the Company’s obligations under this Note and the other Transaction Documents; and

(z)                                   if registration or qualification is required under the Exchange Act or applicable state law for the public resale by the Holder of shares of stock and other securities so issuable upon exercise of this Note, such registration or qualification shall be completed prior to such reclassification, change, consolidation, merger, statutory exchange, combination or sale.

If, in the case of any Fundamental Change, the Alternate Consideration includes shares of stock, other securities, other property or assets of a Person other than the Company or any such successor or purchasing Person, as the case may be, in such Fundamental Change, then such written agreement shall also be executed by such other Person and shall contain such additional provisions to protect the interests of the Holder as the Board of Directors of the Company shall reasonably consider necessary by reason of the foregoing.  At the Holder’s request, any successor to the Company or surviving Person in such Fundamental Change shall issue to the Holder a new Note consistent with the foregoing provisions and evidencing the Holder’s right to convert such Note into Alternate Consideration.  The terms of any agreement pursuant to which a Fundamental Change is effected shall include terms requiring any such successor or surviving Person to comply with the provisions of this Section 10(a) and insuring that this Note (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Change.  If any Fundamental Change constitutes or results in a Change of Control, then at the request of the Holder, the Company (or any such successor or surviving entity) will purchase this Note from the Holder for a purchase price, payable in cash within five Trading Days after such request, equal to the greater of (x) 125% of the outstanding principal amount of the Notes repurchased, plus all accrued but unpaid interest thereon through the date of payment and (y) the Black-Scholes value of this Note; provided that if the Equity Conditions are not satisfied on the date of such repurchase and, with respect to clause (ii) of the Equity Conditions, for the 20 Trading Days immediately preceding such date, such Notes shall be repurchased at a price equal to the greater of (I) the price set forth in the foregoing clause and (II) the Event Equity Value of the Common Stock underlying the Underlying Securities then issuable upon conversion of the Notes repurchased (without regard to any restrictions on conversion).

(b)                                 Notice of Adjustments.  Upon the occurrence of any Fundamental Change pursuant to Section 10(a), the Company at its expense will promptly prepare and deliver to the Holder a certificate describing in reasonable detail such Fundamental Change and the transactions giving rise thereto.

(c)                                  Notice of Corporate Events.  If the Company (i) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for a Fundamental Change or (ii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall deliver to the Holder a notice describing the material terms and conditions of such transaction, at least 30 Trading Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert this Note and the corresponding Underlying Securities prior to such time so as to participate in or vote with respect to such transaction.

11.                                 Intentionally Omitted.

12.                                 Notices.  Any and all notices or other communications or deliveries hereunder (including any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to 6:30 p.m. (New York City time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service specifying next Business Day delivery, or (iv) upon actual receipt by the party to whom such notice is required to be given, if by hand delivery.  The address and facsimile number of a party for such notices or communications shall be as set forth in the Purchase Agreement, unless changed by such party by two Trading Days’ prior notice to the other party in accordance with this Section 12.

13.                                 Miscellaneous.

(a)                                  This Note shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  The Company shall not be permitted to assign this Note absent the prior written consent of the Holder.

(b)                                 Subject to Section 13(a), nothing in this Note shall be construed to give to any person or corporation other than the Company and the Holder any legal or equitable right, remedy or cause under this Note.

(c)                                  GOVERNING LAW; VENUE; WAIVER OF JURY TRIAL.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.  EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT

SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.  THE COMPANY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

(d)                                 The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(e)                                  In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(f)                                    In the event of any stock split, subdivision, dividend or distribution payable in shares of Common Stock (or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly shares of Common Stock), combination or other similar recapitalization or event occurring after the date hereof, each reference in this Note to a price shall be amended to appropriately account for such event.

(g)                                 This Note, together with the other Transaction Documents, constitutes the entire agreement of the parties with respect to the subject matter hereof.  No provision of this Note may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Majority Holders or, in the case of a waiver, by the Majority Holders.  Any waiver executed by the Majority Holders shall be binding on the Company and all Holders.  No waiver of any default with respect to any provision, condition or requirement of this Note shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

INTERNET COMMERCE CORPORATION

By
Name: Thomas J. Stallings
Title: Chief Executive Officer

Schedule 1

FORM OF CONVERSION NOTICE

(To be executed by the registered Holder in order to convert Note)

The undersigned hereby elects to convert the specified principal amount of Senior Secured Convertible Bridge Notes (the “Notes”) into Series A Notes and Series B Notes of Internet Commerce Corporation, a Delaware corporation, according to the conditions hereof, as of the date written below.

Date to Effect Conversion

Principal amount of Notes owned prior to conversion

Principal amount of Notes to be converted (including accrued but unpaid interest thereon)

Amount of Series A Notes to be Issued

Amount of Series B Notes to be Issued

Name of Holder

By
Name:
Title: